UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Tilray Brands, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Letter to Tilray Stockholders  From Chairman, President & CEO, Irwin D. Simon  YOUR VOTE IMPACTS THE FUTURE VALUE OF YOUR INVESTMENT  PLEASE VOTE TODAY  To Help Tilray Grow  and Create Superior Value for Tilray Stockholders

 HELP TILRAY GROW BY VOTING TODAY!  If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.  Dear Fellow Tilray Brands Stockholder,  The Annual Meeting of Stockholders of Tilray Brands, Inc. will be held on November 22, 2022, and we need your support. As described more fully in the enclosed materials, stockholders are being asked to elect a director, approve our auditors and, importantly, modernize the Company’s Certificate of Incorporation.  Your participation is critically important – and it takes just a few minutes to return the enclosed proxy card or to vote electronically using the information on the card.  Tilray Brands is a successful global leader today, and our prospects for further growth and profit are great. But without sufficient input and participation from our stockholders, we will be fighting with one hand behind our back.  At this meeting, we are seeking to simplify our capital structure and enshrine a core principle of good corporate governance: each share of stock should have one vote. (Today, each share of stock that we have issued does in fact have one vote, but our Certificate of Incorporation provides that we could issue a super-voting class of stock. All our existing stockholders benefit if we eliminate that out-of-date concept.)  Most importantly, we are running this business to create value for our stockholders, and we ask that you partner with us by voting.  Your participation and feedback are very much appreciated as we help Tilray grow.  Thank you for your interest and investment in Tilray Brands, Inc.  Sincerely,  Irwin D. Simon  Chairman, President, and Chief Executive Officer